Exhibit 99.1

NEWS RELEASE

FOR INFORMATION, CONTACT:

INVESTORS:	MEDIA:
Lisa A. Indest	Karen L. Bailey
CAO & Senior VP, Finance	VP, Communications & Marketing
614.887.5844	614.887.5847
lisa.indest@wpglimcher.com	karen.bailey@wpglimcher.com

FOR IMMEDIATE RELEASE

Tuesday, March 17, 2015

WP GLIMCHER ANNOUNCES PRICING OF PRIVATE OFFERING
OF SENIOR NOTES

COLUMBUS, Ohio— March 17, 2015 — Washington Prime Group Inc. (d/b/a WP Glimcher) (NYSE: WPG), announced today that its majority owned operating partnership subsidiary, Washington Prime Group L.P. (the “Operating Partnership”), has priced $250 million principal amount of its 3.850% senior notes due April 1, 2020.  Closing of the offering is expected to occur on March 24, 2015, subject to customary closing conditions.

The Operating Partnership intends to use the proceeds of the offering to repay a portion of the outstanding borrowings under its current 364-day Bridge Term Loan Agreement, plus accrued and unpaid interest thereon.

The notes will not be listed on any securities exchange, and there is not expected to be a public market for the notes.  The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S. The offering and sale of the notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.